UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Magellan Midstream Partners, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

The following is a transcript of the interview between Aaron Milford, President and CEO of Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”), and TD Ameritrade Network on August 8, 2023. While effort has been made to provide an accurate transcription, there may typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Magellan believes that none of these are material.

TD Ameritrade Trading 360 Interview with Aaron Milford

August 8, 2023

Nicole Petallides: Alright it’s time to spotlight Magellan Midstream Partners. The company hit a 52 week high just two weeks ago, raised the profit outlook for the rest of the year, had a double beat on its earnings. We are pleased to have with us Magellan’s President and CEO, Aaron Milford, joining me now. Thank you for being here.

Aaron Milford: It’s great to be here.

Nicole Petallides: So in the world of oil, I mean tell us the big picture because you have a double beat, raising profits, you have a recent deal that I do want to talk about, um, what’s the outlook looking like in your eyes and give it some perspective?

Aaron Milford: So for our business, we have to understand that we’re driven by volumes. We don’t own a commodity so the price of oil for our particular business is not the most important. What is most important is demand. How much oil or refined products do people use, that’s true here in the United States but also for the world. And as you look through time, demand for oil is only growing, especially when you look at the world economy so that’s good for businesses like ours.

Nicole Petallides: But wouldn’t a lower price point be helpful?

Aaron Milford: Sure, it drives more demand so we don’t mind if it’s a little lower as long as it’s high enough to continue to incent drilling here in the United States and production of oil. So we need a kind of price that incents that drilling, incents the production of energy, and then we benefit as we move it to the markets that need it.

Nicole Petallides: Yeah, I mean when I speak to refiners they don’t want oil prices too high because then it is actually detrimental, you want this sort of goldilocks price point. And so when you get out data like today from China, you know we got excited about China’s reopening it seemed like it was doing great and we just keep getting mixed messages from China, how does that play into the big picture and demand?

Aaron Milford: Well it’s important to keep in mind, the oil market is a world market and China is a major player in that demand for oil from a worldwide perspective. So, how China goes, what happens with their economy, has a significant impact on demand ultimately in the world. So, keeping an eye on China is what we have to do, it’s been a little fits and starts with their economy, is it expanding and coming out of after COVID or not? But they’re going to be a key player on the marginal barrel.

Nicole Petallides: And then, you know, let’s talk about, I’d like to get to your deal with OKE and tell me about this, why was this important to do this, I don’t know how to pronounce it, ONEOK deal? Why was this important for your company at this time and you had to sort of fend off Berkshire is that right maybe?

Aaron Milford: No, no, no. This deal is all about the opportunity that it creates. It’s an opportunity for us to maximize value for our current unitholders and then create a stronger company that will create more value for them going forward, that’s what it’s all about.

Nicole Petallides: So, the integration takes time, to see you know, the results in earnings and such will take time, what are you hoping with this acquisition, why was this at a good time, why is it going to give your company a more advantageous price point?

Aaron Milford: Right so, as you look forward it allows us to combine a refined products and crude oil business, which is our focus, with a natural gas liquids and natural gas business, so when you put those two together, you end up with a much stronger company as you look forward twenty and thirty years from now. And on top of that, we’re going to be able to do more with our combined assets than either one of us could do by ourselves and that’s going to drive additional value, for not only our unitholders, but also the ONEOK shareholders.

Nicole Petallides: So when you have more products out there then you can have more demand and move more things along.

Aaron Milford: Yeah. The more you move, the more money you make.

Nicole Petallides: Tell me about the world of climate change and you know, alternative energy and all that –

Aaron Milford: Sure.

Nicole Petallides: And where that fits in, because that’s what everybody is looking at. I mean, it seems like when the market started to pull back people started to forget about –

Aaron Milford: Sure.

Nicole Petallides: It briefly.

Aaron Milford: Sure.

Nicole Petallides: But it’s back.

Aaron Milford: Right. Well we think about energy as being vital to all economies. And it is going to take every form of energy we have here in the United States and every form of energy we can possibly produce for the world in order to continue to have a growing economy. So when you think about it from that perspective, having a broader set of products—refined products, like gasoline, jet fuel, diesel fuel…

Nicole Petallides: Uh-huh.

Aaron Milford: Along with natural gas liquids and natural gas, when you put that together, you just have more ways to win.

Nicole Petallides: Tell me about the current situation here in the states. You know when you think about oil and the big picture, and I know that’s not exactly what you do, but you’re you know fully involved, are we producing enough? You know, are we doing enough here at home? And where are you using most of your efforts? Is it more here in the states? Is it more abroad?

Aaron Milford: Yeah. We’re a domestic company primarily, but we can always use more energy. We have a lot of resources here in the United States. The Permian Basin –

Nicole Petallides: Yeah.

Aaron Milford: Where we’re based – where we have operations. The Niobrara out of Colorado. These are all really important oil producing regions and the world needs that oil, as does the United States.

Nicole Petallides: Are you looking at making other acquisitions at this time?

Aaron Milford: You know we are always openminded, whatever creates value. We’ve got a reputation of being extremely disciplined and focused on value to our unitholders. And if there is something that creates value for our unit holders we are always openminded to it.

Nicole Petallides: And then when we think about OPEC and obviously a flood of Russian oil – you know the cuts that are supposed to be happening, where does that fit in? I mean, I don’t know that anybody ever quite believes OPEC.

Aaron Milford: No. It’s – the world is going to demand more oil –

Nicole Petallides: Right.

Aaron Milford: And more energy. And to the extent we’re cutting back on that production it’s going to have an impact on price. And the reality is, production and demand could get out of balance. It could get tight.

Nicole Petallides: Yeah. Yeah. Just quickly, when we think about rates and labor and things in the pipeline – I don’t mean to be funny – just the big picture that many CEOs have to deal with and leaders in the c-suite. Any big picture thoughts on that as the Fed keeps raising rates, people are paying more at the gas pump?

Aaron Milford: Sure –

Nicole Petallides: Getting labor in –

Aaron Milford: Inflation affects everybody.

Nicole Petallides: Yeah.

Aaron Milford: I don’t care what business you’re in, inflation affects you. It happens to be that in our business, an inflationary environment, as long as it doesn’t become too high –

Nicole Petallides: Yeah.

Aaron Milford: Is a good thing for us.

Nicole Petallides: Alright. It’s great to see you Aaron. Thank you for being here.

Aaron Milford: Well thank you for your time.

Nicole Petallides: Great quarter. Congratulations, until the next one.

Aaron Milford: Alright.

Nicole Petallides: Topping estimates, raising outlook – thank you very much, Aaron Milford from Magellan Midstream Partners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this transcript that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this transcript. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This transcript is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.